Exhibit 4.2

biolargo, inc. INVESTORS’ RIGHTS AGREEMENT

THIS BIOLARGO, INC. INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 30th day of December, 2015, by and among BioLargo, Inc., a Delaware corporation (the “Company”), Jack B. Strommen (“Strommen”), and Sanatio Capital, LLC, a Minnesota limited liability company (“Sanatio”) (each of Strommen and Sanatio may be referred to in this Agreement as an “Investor”).

RECITALS

WHEREAS, the Company is the majority shareholder of Clyra Medical Technologies, Inc., a California corporation (“Clyra”);

WHEREAS, the Company and Clyra are parties to that certain License Agreement dated December 17, 2012, as amended, pursuant to which Clyra obtained certain rights to commercialize technologies owned by the Company in exchange for royalties and other payments to the Company (the “License Agreement”);

WHEREAS, Strommen previously purchased $1,000,000 of the Company’s units of convertible notes and warrants to purchase shares of the Company’s common stock pursuant to the Company’s private placement memorandum dated January 15, 2015 (the “2015 Private Placement);

WHEREAS, Clyra and Sanatio (an affiliate of Strommen) are parties to the Stock Purchase Agreement of even date herewith whereby Sanatio will purchase $750,000 of shares of Clyra’s Series A Preferred Shares, which investment proceeds will be used by Clyra to fund research and regulatory approval of products to be commercialized under the License Agreement (the “Purchase Agreement”); and

WHEREAS, in order to induce Sanatio to enter into the Purchase Agreement and to invest funds in Clyra pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock owned by or issuable to the Investors and such other rights set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Definitions. For purposes of this Agreement:

1.1     “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2     “Common Stock” means shares of the Company’s common stock, par value $0.00067 per share.

1.3     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.4      “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.5      “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.6      “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7      “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.8      “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.9      “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.10    “Registrable Securities” means (i) the Common Stock currently issuable or issued to Investors; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, currently held by Investors or acquired by the Investors after the date hereof; (iii) any Common Stock issuable in connection with payment of dividends on or redemption of shares of the Series A Preferred Stock of Clyra Medical Technologies, Inc.; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 5.1.

1.11    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.12    “SEC” means the Securities and Exchange Commission.

1.13    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.14    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.15    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.16    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.5.

2.             Registration Rights. The Company covenants and agrees as follows:

2.1           Demand Registration.

(a)     Form S-1 Demand. On or before September 15, 2016, the Company shall file a Form S-1 or Form S-3 registration statement under the Securities Act covering all Registrable Securities issued or issuable to Investors in connection with the 2015 Private Placement and an additional 1,000,000 shares of Common Stock that may be issued to Investors in the future, and use its best efforts to cause such registration statement to become effective as promptly as possible. The Company may include shares of Common Stock owned by or issuable to other investors in the Company’s 2015 Private Placement. A registration shall not be counted as “effected” for purposes of this Subsection 2.1 until such time as the applicable registration statement has been declared effective by the SEC.

(b)     Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days; provided, however, that the Company shall not register any securities for its own account or that of any other stockholder during such period other than pursuant to an Excluded Registration.

2.2           Piggy-Back Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.5.

2.3           Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible.

2.4           Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5           Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6           Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)     make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)     use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

3.             Right of First Refusal and Co-Sale.

3.1           Right of First Refusal.

(a)     Grant. Subject to the terms of this Section 3, Company hereby grants to Strommen a Right of First Refusal to purchase all or any portion of Clyra Stock that Company may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)     Notice. Company shall deliver a Proposed Transfer Notice to Strommen and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the intended date of the Proposed Transfer. To exercise his Right of First Refusal under this Section 3, Strommen must deliver an acceptance notice to the Company within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c)     Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that Strommen has agreed to purchase in the acceptance notice is less than the total number of shares of Transfer Stock, then Strommen shall be deemed to have forfeited any right to purchase such Transfer Stock, and the Company shall be free to sell the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by Strommen and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal on the terms set forth herein.

(d)     Consideration; Closing. The closing of the purchase of Transfer Stock by the Company and Strommen shall take place, and all payments from Strommen shall have been delivered to the Company by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

3.2           Right of Co-Sale.

(a)     Exercise of Right. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Subsection 3.1 above and thereafter is to be sold to a Prospective Transferee, each Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Subsection 3.2(b) below and, subject to Subsection 3.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the Company written notice to that effect within fifteen (15) days after the deadline for delivery of the Proposed Transfer Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)     Shares Includable. Each Participating Investor may include in the Proposed Transfer all or any part of such Participating Investor’s Clyra Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Clyra Stock owned by such Participating Investor immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Clyra Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Transfer, plus the number of shares of Transfer Stock held by the Company. To the extent one (1) or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the Company may sell in the Proposed Transfer shall be correspondingly reduced.

(c)     Purchase and Sale Agreement. The Participating Investors and the Company agree that the terms and conditions of any Proposed Transfer in accordance with Subsection 3.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the Company further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 3.2.

(d)     Allocation of Consideration.

(1)     Subject to Subsection 3.2(d)(ii), the aggregate consideration payable to the Participating Investors and the Company shall be allocated based on the number of shares of Clyra Stock sold to the Prospective Transferee by each Participating Investor and the Company as provided in Subsection 3.2(b), provided that if a Participating Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(2)     In the event that the Proposed Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the Company in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Articles as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Articles), and (B) the Clyra Stock sold in accordance with the Purchase and Sale Agreement were the only Clyra Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and Company is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Articles as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Investor(s) and Company upon release from escrow shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Articles after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e)     Additional Compliance. If any Proposed Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by Strommen, the Company may not sell any Transfer Stock unless it first complies in full with each provision of this Section 3. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 3.2.

3.3           Effect of Failure to Comply.

(a)     Equitable Relief. The parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

3.4           Definitions. For purposes of this Section 3, the following terms have the following definitions:

(a)     “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from shareholders of Clyra shares representing more than fifty percent (50%) of the outstanding voting power of Clyra.

(b)     “Clyra Stock” means shares of Common Stock or Preferred Stock of Clyra Medical Technologies, Inc., a California corporation.

(c)     “Common Stock” means the Common Stock of Clyra Medical Technologies, Inc., a California corporation.

(d)     “Preferred Stock” mean Preferred Stock of Clyra Medical Technologies, Inc., a California corporation.

(e)     “Proposed Transfer” means any assignment or sale for value or any other like transfer of any Transfer Stock (or any interest therein) proposed by the Company.

(f)     “Prospective Transferee” means any Person to whom the Company proposes to make a Proposed Transfer.

(g)     “Proposed Transfer Notice” means written notice from the Company setting forth the terms and conditions of a Proposed Transfer.

(h)     “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

(i)      “Right of First Refusal” means the right, but not an obligation, of Strommen, or his or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

(j)      “Transfer Stock” means shares of Clyra Stock owned by the Company.

4.             Clyra License Agreement. To induce Sanatio to invest in Clyra, the Company makes the following covenants.

4.1          Waiving Payment of Initial License Fees. Until such time as Clyra is generating $4,000,000 in gross revenues, the Company shall waive Clyra’s payment of the Initial License Fees pursuant to the License Agreement.

4.2          Waiving Events of Default. For such period of time as Sanatio or its Affiliates own Shares of Clyra’s Series A Preferred Stock, the Company shall waive any and all Events of Default (as defined in the License Agreement) under the License Agreement.

4.3          Waiving Change In Control as an Event of Default. For such period of time as Sanatio or its Affiliates own Series A Preferred Stock or not less than 1,000 shares of Clyra’s Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Common Stock after the date hereof), the Company shall waive any Event of Default triggered by a Change in Control (as defined in the License Agreement) under the License Agreement.4.4     Assignee Must Assume Protective Covenants. For such period of time as Sanatio or its Affiliates own Series A Preferred Stock or not less than 1,000 shares of Clyra’s Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Common Stock after the date hereof), the Company shall not assign the License Agreement unless such assignee expressly assumes in writing the covenants set forth in this Section 4.; provided, such assumption shall not relieve the Company of such obligations.

4.4          Assignee Must Assume Protective Covenants. For such period of time as Sanatio or its Affiliates own Series A Preferred Stock or not less than 1,000 shares of Clyra’s Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Common Stock after the date hereof), the Company shall not assign the License Agreement unless such assignee expressly assumes in writing the covenants set forth in this Section 4.; provided, such assumption shall not relieve the Company of such obligations.

5.             Miscellaneous.

5.1          Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2           Governing Law. This Agreement shall be governed by the internal law of the State of California.

5.3          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc.) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4           Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 5.5.

5.6           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, Sanatio and the holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 5.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.7          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.8           Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

5.9          Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10         Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Central District of California or any court of the State of California having subject matter jurisdiction.

5.11         Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOLARGO, INC.

/s/Dennis P. Calvert

Dennis P. Calvert, President

STROMMEN:

/s/ Jack B. Strommen

Jack B. Strommen

SANATIO CAPITAL, LLC

/s/ Jack B. Strommen

Jack B. Strommen, Manager

INVESTORS:

By:

Name:

Title:

[SIGNATURE PAGE TO BIOLARGO INVESTORS’ RIGHTS AGREEMENT]